As filed with the Securities and Exchange Commission on January 28, 2000

                                   Registration No. 333-_________


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    _________________________

                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    _________________________


                    Entergy New Orleans, Inc.
     (Exact name of registrant as specified in its charter)
                    _________________________

      State of Louisiana                  72-0273040
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or             Identification No.)
        organization)

                       1600 Perdido Street
                  New Orleans, Louisiana  70119
                         (504) 670-3600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _________________________

       DANIEL F. PACKER                STEVEN C. MCNEAL
          President              Vice President and Treasurer
  Entergy New Orleans, Inc.       Entergy New Orleans, Inc.
     1600 Perdido Street              639 Loyola Avenue
 New Orleans, Louisiana 70119   New Orleans, Louisiana  70113
        (504) 670-3600                  (504) 576-4363

   LAURENCE M. HAMRIC, Esq.            JOHN HOOD, Esq.
    Entergy Services, Inc.         Thelen Reid & Priest LLP
      639 Loyola Avenue              40 West 57th Street
New Orleans, Louisiana  70113     New York, New York  10019
        (504) 576-2095                  (212) 603-2144

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                   ___________________________

     Approximate date of commencement of proposed sale to the
public:  From time to time after the effective date of the
Registration Statement.
                   ___________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.  [  ]
                   ___________________________

                 CALCULATION OF REGISTRATION FEE
                                Proposed    Proposed
  Title of Each    Amount to    Maximum      Maximum     Amount of
    Class of          be        Offering    Aggregate   Registration
Securities to be  Registered     Price      Offering        Fee
   Registered                  Per Unit*     Price*
General and Refunding
Mortgage Bonds    $140,000,000    100%     $140,000,000   $36,960
designated as
First Mortgage
Bonds.....

* Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(o).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429, the prospectus filed as a part of this registration statement is being filed as a combined prospectus with respect to $10,000,000 aggregate principal amount of General and Refunding Mortgage Bonds remaining unsold in Registration Statement No. 333-00255.




The information in this prospectus is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the SEC becomes effective. This prospectus is not an offer to sell these bonds or a solicitation of an offer to buy these bonds in any state where such an offer or sale is not permitted.

                        Subject to completion
                       Dated January 28, 2000
                                                       PROSPECTUS


                          $150,000,000
              General and Refunding Mortgage Bonds

                    ENTERGY NEW ORLEANS, INC.
                       1600 Perdido Street
                  New Orleans, Louisiana  70119
                         (504) 670-3600

       Entergy New Orleans, Inc. (sometimes referred to as the Company) -
       -  May periodically offer its General and Refunding
          Mortgage Bonds in one or more series;
       -  Will determine the price and terms when sold.

       The Bonds -
       - Offered with this prospectus are General and Refunding Mortgage Bonds designated as First Mortgage
          Bonds;
       - Offered with this prospectus will be rated in one of the four highest rating categories by at least one nationally recognized rating organization;
       -  Will be issued as part of a designated series;
          and
       -  Will be issued in book-entry form.

       Bondholders -
       - Will receive dividend payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of bonds only if accompanied by the prospectus supplement for that series. Entergy New Orleans will provide the specific terms of each series of bonds in a supplement to this prospectus. Such supplement may also add, update, change or delete information in this prospectus.

You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these bonds or determined that this prospectus is accurate or complete.
Any representation to the contrary is a criminal offense.

                         January ____, 2000

About this Prospectus

     This prospectus is part of a registration statement filed with the SEC utilizing a "shelf" registration process. Under this shelf process, the Company may, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. The Company is registering $140,000,000 of bonds currently, which will be offered along with $10,000,000 of Bonds registered under a previously filed registration statement. This prospectus provides a general description of the Bonds being offered. Each time the Company sells a series of Bonds, it will provide a prospectus supplement containing specific information about the terms of that series of Bonds and the offering.

Where You Can Find More Information

        The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's home page (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Rooms located at:

                     450 Fifth Street, N.W.,
                     Room 1024,
                     Washington, D.C. 20549-1004;

                     CitiCorp Center
                     500 W. Madison Street
                     Suite 1400,
                     Chicago, Illinois 60661

                     7 World Trade Center
                     13th Floor
                     New York, New York 10048.

Call the SEC at 1-800-732-0330 for more information about the public reference rooms and requesting documents.

      The SEC allows the Company to incorporate by reference information filed by the Company, which means that we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that the Company files later with the SEC will automatically update and supersede this information. The Company is incorporating by reference the documents listed below, along with filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the Company has sold all of the bonds:

1.   Annual Report on Form 10-K for the year ended December 31,
     1998;

2.   Quarterly Reports on Form 10-Q for the quarters ended March
     31, June 30, and September 30, 1999;

     You may request a copy of any or all of these filings, free of charge, by writing or telephoning the Company at the following address:

                     Mr. Christopher T. Screen
                     Assistant Secretary
                     Entergy New Orleans, Inc.
                     P. O. Box 61000
                     New Orleans, Louisiana 70161
                     (504) 576-4212

or at our web site (http://www.entergy.com). You may also direct your requests via e-mail to cscreen@entergy.com.

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. The Company has not authorized anyone else to provide you with information about the Bonds or the Company. The Company is not making an offer of the bonds in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                             _______

The Company

     Entergy New Orleans, Inc. is an electric and gas public utility company providing services to customers in New Orleans, Louisiana since 1926.

     The Company is owned by Entergy Corporation ("Entergy"), which is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. Entergy also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Nuclear Electric Generating Station ("Grand Gulf").

     Capacity and energy from Grand Gulf is allocated among the Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a Unit Power Sales Agreement. The Company's allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments made by the Company under the Unit Power Sales Agreement are generally recovered through rates set by the City Council of the City of New Orleans, Louisiana (the "Council"), which regulates electric and gas service, rates and charges and issuances of securities.

     Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc., the Company owns all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company that implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy's utility subsidiaries.

     The information above concerning the Company is only a summary and is not complete. You should read the incorporated documents for more specific information regarding significant contingencies, capital requirements, and financing plans and capabilities, including short-term borrowing capacity, earnings coverage requirements under the Company's Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that the Company may issue, and earnings coverage and other requirements under the Company's General and Refunding Mortgage (the G&R Mortgage), which limit the amount of additional Bonds that the we may issue.

Use of Proceeds

     The net proceeds from the offering of the Bonds will be used either to repay, acquire or redeem one or more series of outstanding G&R Bonds or preferred securities on their stated due dates or in some cases prior to their due dates, or for other general corporate purposes including the repayment of short term debt incurred in connection with the Company's capital spending program. The specific securities, if any, to be redeemed with the proceeds of a series of bonds will be set forth in the prospectus supplement relating to that series.

Description of the Bonds
General.
The Bonds will be issued under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of May 1, 1987 (the "G&R Mortgage") between the Company and Harris Trust Company of New York (formerly The Bank of Montreal Trust Company), as Corporate Trustee and Mark F. McLaughlin, as Co-Trustee (together referred to as the "Trustees"). All bonds issued or to be issued under the Mortgage (including the Bonds) are referred to herein generally as "G&R Bonds."

     The statements in the Prospectus concerning the Bonds, the G&R Bonds and the G&R Mortgage are not comprehensive and are subject to the detailed provisions of the G&R Mortgage.

     The Company's Mortgage and Deed of Trust, dated as of July 1, 1944, to The Chase National Bank of the City of New York (The Bank of New York, successor) and Carl E. Buckley (W.T. Cunningham, successor), as Trustees, as supplemented (the "Former Mortgage"), has been terminated and released. All of the Company's mortgage bonds (the "Former First Mortgage Bonds") issued under the Former Mortgage have been retired and cancelled. The G&R Mortgage provides generally that, once all of the Former First Mortgage Bonds have been retired, the G&R Bonds may be designated as "First Mortgage Bonds" of the Company. Because the Former Mortgage has been terminated and released and all Former First Mortgage Bonds have been retired and cancelled, all G&R Bonds will be designated as "First Mortgage Bonds".

Terms of Specific Series of the Bonds.
  A prospectus supplement and a supplemental indenture relating to each series of Bonds being offered by the Company will include descriptions of specific terms relating to the offering of that series. These terms will include some or all of the following:

 -    The designation (or name) of the series of Bonds;
 -    The aggregate principal amount of the series;
 -    The date on which the series will mature;
 -    The interest rate the series will bear;
 -    The date from which interest accrues;
 -    The dates on which interest will be payable; and
 - The prices and other terms and conditions, if any, upon which the series may be redeemed prior to maturity.

Security.
     The Bonds, together with all other G&R Bonds issued now or in the future under the G&R Mortgage, will be secured by the G&R Mortgage. As a result of the termination and release of the Former Mortgage, the G&R Mortgage now constitutes, in the opinion of the Company's legal counsel, a first mortgage lien on substantially all of the Company's property, subject to (1) excepted encumbrances, (2) minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of the Company's business, and (3) other liens, defects and encumbrances, if any, existing or created when the Company acquired the property and (4) limitations under bankruptcy law.

     Some of the Company's properties are not covered by the lien of the G&R Mortgage; these include:

 - properties released under the terms of the G&R Mortgage;
 - cash and securities;
 - merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;
 - automobiles, vehicles and aircraft;
 - timber, minerals, mineral rights and royalties; and
 - receivables, contracts, leases and operating agreements.

     The G&R Mortgage contains provisions that impose a lien on property acquired by the Company after the date of the G&R
Mortgage, subject to pre-existing liens, and subject to limitations in the case of consolidation, merger or a sale of substantially all of the Company's assets.

     The G&R Mortgage also provides that the Trustees have a lien upon the mortgaged property, prior to the lien in favor of holders of the G&R Bonds, to ensure the payment of reasonable compensation, expenses and disbursements of the Trustees and for indemnity against certain liabilities.

Issuance of Additional G&R Bonds.

     The Company can issue up to $10 billion G&R Bonds under the G&R Mortgage. G&R Bonds of any series may be issued from time to time on the following bases: (a) 70% of property additions after adjustments to offset retirements; (b) retirements of G&R Bonds or certain First Mortgage Bonds; or (c) the deposit of cash with the Trustees. Deposited cash may be withdrawn upon the bases stated in clause (a) and (b) above. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986. Property additions do not include securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     With certain exceptions, when G&R Bonds are issued on the basis of retired G&R Bonds as described in clause (b) above, the issuance must meet an "earnings" test. The adjusted net earnings for 12 of the preceding 18 months, before income taxes, must be at least twice the annual interest requirements on all G&R Bonds outstanding at the time, plus the G&R Bonds to be issued, plus all indebtedness, if any, of prior rank. Generally, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

     Net property additions available for the issuance of G&R
Bonds at September 30, 1999 were approximately $164.6 million.

     The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to prior liens.

     Other than the security afforded by the lien of the G&R Mortgage and the restrictions on the issuance of additional G&R Bonds described above, the G&R Mortgage contains no provisions that grant protection to bondholders in the event of a highly leveraged transaction. However, such a transaction would require regulatory approval from the Council.

Release and Substitution of Property.

     Property other than the Municipalization Interest (as defined in the G&R Mortgage) may be released without applying any earnings test, upon the bases of (a) the deposit with the Trustees of cash or, to a limited extent, purchase money mortgages; (b) property additions under the G&R Mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (c) a waiver of the right to issue G&R Bonds. The Company can withdraw cash upon the bases stated in clause (b) and (c) above.

     Property owned by the Company on December 31, 1986, may be released from the lien of the G&R Mortgage on the basis of its depreciated book value. Unfunded property may be released without meeting the earnings test if, after its release, the Company would have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage. All other property may be released on the basis of its cost, as defined in the G&R Mortgage.

Satisfaction and Discharge of G&R Mortgage.

     Once the Company has provided for the payment of all G&R Bonds (including the Bonds currently being issued under this Prospectus) and has paid all other sums due under the G&R Mortgage, the G&R Mortgage may be deemed satisfied and discharged. The G&R Bonds will be considered paid once funds (which may be cash or obligations of the United States of America that do not permit redemption at the issuer's option) sufficient to pay the G&R Bonds at maturity or upon redemption have been irrevocably set apart or deposited with the Trustees. The Trustees are entitled to receive an opinion of legal counsel to the effect that such setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the bondholders prior to the time when they have a right to receive payment.

Dividend Covenant.

     Unless otherwise specified in a prospectus supplement, so long as any bonds of a particular series remain outstanding, the Company will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of a series of Bonds, except from credits to retained earnings accrued after such selected date plus an amount not to exceed $150,000,000 and plus such additional amounts as shall be approved by the SEC under the Public Utility Holding Company Act of 1935. This does not include dividends that may be declared before such selected date.

Redemption and Purchase.

General

     The prospectus supplement for a particular series of Bonds will contain the terms and conditions, if any, for redemption prior to maturity.

Exchange or Redemption upon Merger or Consolidation.

     Although the Company does not currently have any plans to merge or consolidate with Entergy Louisiana, Inc., the G&R Mortgage provides that, in the event of such a merger or consolidation, the Company would have the right to offer to exchange all outstanding G&R Bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Unless the Company waives this right, the holders of outstanding G&R Bonds either must accept such first mortgage bonds in exchange for all or a portion of their G&R Bonds or must tender to the Company for redemption any G&R Bonds not so exchanged. The redemption price applicable for these purposes to the Bonds will be 100% of the principal amount plus accrued interest, unless otherwise provided in a prospectus supplement.

Defaults and Notice Thereof.

     Defaults under the G&R Mortgage are defined to include:

(1)  default in the payment of principal;
(2)  default for 30 days in the payment of interest;
(3)  certain events of bankruptcy, insolvency or reorganization;
(4) the continuation of a default in other covenants for 90 days after notice (unless the Company has in good faith commenced efforts to perform the covenant); and
(5)  default under a supplemental indenture.

     The Trustees or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest thereon to be due and payable on default. However, a majority of the holders may annul such declaration if the Company has cured the default. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless

a) the holders of 25% in aggregate principal amount of the G&R
   Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby; and
b) the Trustees have failed to act.

The holders of a majority in aggregate principal amount of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred upon the Trustees. The Trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

Evidence Furnished to the Trustee.

     Compliance with G&R Mortgage provisions is evidenced by written statements of the Company's officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications by an engineer, accountant, appraiser or other expert (who in some cases must be independent) are required. The Company provides to the Trustees an annual statement as to whether or not we have fulfilled our obligations under the G&R Mortgage throughout the preceding calendar year.

Modification.

     The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the G&R Bonds. If less than all series of G&R Bonds are adversely affected by a modification, the consent of the holders of a majority in aggregate principal amount of the G&R Bonds adversely affected is required. No modification of the terms of payment of the principal of and, premium, if any, and interest on, the G&R Bonds, and no modification affecting the lien of the G&R Mortgage or reducing the percentage required for modification, is effective against any holder of G&R Bonds without such holder's consent.

Book-Entry System Bonds.

     Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as securities depository for the Bonds. The Bonds will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each series of Bonds, representing the aggregate principal amount of that series of Bonds, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized records for Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

     Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of Bonds within the DTC system must be made by or through Direct Participants which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of a Bond (a "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participant's respective records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing the Bonds, except in the event that the use of the book-entry system for the Bonds is discontinued.

     To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of actual beneficial ownership of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts Bonds are credited, which Direct Participants may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Giving of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be applicable. Beneficial Owners of the Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect tot he securities, such as redemptions, tenders, defaults and proposed amendments to the security documents. Beneficial Owners of the Bonds may wish to ascertain that the nominee holding the Bonds for their benefit ahs agreed to obtain and transmit notices to Beneficial Owners, or in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request copies of the notices be provided directly to them.

     Redemption notices (if any) will be sent to Cede & Co. If less than all of the Bonds of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments of the principal of, premium, if any, and interest on the Bonds will be made to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents, or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or that of the Trustees. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the Bonds are required to be printed and delivered. In addition, the Company may discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) at any time. In that event, certificates for the Bonds will also be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Bonds, or with respect to payments to, or providing of notice to, the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of any series of Bonds, as nominee of DTC, references herein to holders of such series of Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Bonds.

     DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book entry, deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     DTC has established a Year 2000 Project Office and will provide information concerning DTC's Year 2000 compliance to persons requesting that information. The address is as follows:

     The Depository Trust Company
     Year 200 Project Office
     55 Water Street
     New York, New York 10041
     (212) 855-8068  or
     (212) 855-8881

In addition, information concerning DTC's Year 2000 compliance can be obtained from its web site at the following address:
(http://www.dtc.org).

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     The information in this section concerning DTC, its Year 2000 efforts and its book-entry system has been obtained form DTC. Neither the Company, the Trustees nor the underwriters, dealers or agents takes responsibility for its accuracy or completeness.

Ratios of Earnings to Fixed Charges

     The Company's ratios of earnings to fixed charges, calculated pursuant to Item 503 of SEC Regulation S-K, are as follows:

             Twelve Months Ended
September         December 31,
   30,
  1999   1998   1997  1996   1995   1994
  3.65   2.65   2.70  3.51   3.93   1.91
_______

"Earnings," as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

"Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

Experts and Legality

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The legality of the bonds will be passed upon for the Company by Laurence M. Hamric, Associate General Counsel - Corporate and Securities, of Entergy Services, Inc. and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Louisiana law will be passed upon by Laurence M. Hamric.

     The statements in this Prospectus as to matters of law and legal conclusions made under "Description of the Bonds" have been reviewed by Laurence M. Hamric, and are set forth herein in reliance upon the opinion of said counsel and upon his authority as an expert.

Plan of Distribution

Methods and Terms of Sale

     The Company may use any variety of methods to sell the Bonds. These include sales:

(a)  through one or more underwriters or dealers;
(b)  directly to one or more purchasers;
(c)  through one or more agents; or
(d)  through a combination of any such methods of sale.

The prospectus supplement relating to a series of the Bonds will set forth the terms of the offering of the Bonds, including

 -  the name or names of any underwriters, dealers or agents;
 -  the initial public offering price of such Bonds;
 -  the proceeds to the Company from such sale;
 - any underwriting discounts and other items constituting underwriters' compensation; and
 - any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

     If the Company sells the Bonds through underwriters, the underwriters will acquire the Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase the Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the Bonds f a particular series if any are purchased. However, the underwriters may purchase less than all of the securities of a particular series should certain circumstances involving a default of one or more underwriters occur.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

     Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would be if such transactions had not occurred.

Agents

     If the Company sells the Bonds through agents, the applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Bonds, as well as any commissions the Company will pay to them. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     In a prospectus supplement, the Company may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Bonds at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts with payment and delivery on a specified date in the future. The terms and conditions governing these contracts and any commission the Company pays for solicitation of these contracts will be included in the prospectus supplement.

Indemnification

     The Company will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                        Table of Contents

About this Prospectus                             1
Where You Can Find More Information               1
The Company                                       2
Use of Proceeds                                   2
Description of the Bonds                          3
     General                                      3
     Terms of Specific Series of the Bonds        3
     Security                                     3
     Issuance of Additional G&R Bonds             4
     Release and Substitution of Property         5
     Satisfaction and Discharge of G&R
         Mortgage                                 5
     Dividend Covenant                            5
     Redemption and Purchase                      5
          General                                 5
          Exchange or Redemption
              Upon Merger                         5
     Defaults and Notice thereof                  6
     Evidence Furnished to Trustees               6
     Modification                                 6
     Book-Entry System Bonds                      7
Ratios to Fixed Earnings                         10
Experts and Legality                             10
Plan of Distribution                             10
     Methods and Terms of Sale                   10
     Underwriters                                11
     Stabilizing Transactions                    11
     Agents                                      11
     Indemnification                             12

                             PART II
              INFORMATION NOT REQUIRED INPROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                                                          Each
                                            Initial     Additional
                                              Sale         Sale
 Filing Fees-Securities and Exchange Commission:
     Registration Statement               $   36,960 $       N/A
 *Rating Agencies' fees                       25,000      25,000
 *Trustee's fees                               2,500       2,500
 *Fees of Company's Outside Legal Counsel:
     Thelen Reid & Priest LLP                 35,000      25,000
 *Fees of Entergy Services, Inc.              35,000      25,000
 *Accounting fees                             12,000       6,000
 *Printing and engraving costs                25,000      15,000
 *Miscellaneous expenses (including Blue-     20,000      15,000
    Sky expenses)                         ---------- -----------
                         *Total Expenses  $  191,460 $   113,500
___________________                       ========== ===========
* Estimated

Item 15.  Indemnification of Directors and Officers.

     The Company has insurance covering its expenditures that might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Directors and officers of the Company also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Louisiana permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and under the Company's Restatement of Articles of Incorporation, as amended. Its officers and directors may generally be indemnified to the full extent of such laws.

Item 16.  List of Exhibits.*

**1            Form of Underwriting Agreement(s) for the Bonds.
               (filed as Exhibit 1 to the Company's Registration
               Statement on Form S-3, File No. 333-00255)
    3(a)       Amended and Restated Articles of Incorporation
    3(b)       By-laws as amended as of November 26, 1999 and
               presently in effect.
**4(a)         Mortgage and Deed of Trust, as amended by seven
               Supplemental Indentures (filed, respectively, as
               Exhibits in the file numbers indicated):  A-2(c) to
               Rule 24 Certificate in 70-7350 (Mortgage); A-5(b)
               to Rule 24 Certificate in 70-7350 (First); A-4(b)
               to Rule 24 Certificate in 70-7448 (Second); 4(b)4
               to Form 10-K for year ended 1992 in 0-5807 (Third);
               4(a) to Form 10-Q for the quarter ended September
               30, 1993 in 0-5807 (Fourth);  4(a) to Form 8-K
               dated April 26, 1995 in 0-5807 (Fifth); 4(a) to
               Form 8-K dated March 20, 1996 in 0-5807 (Sixth);
               and 4(b)to Form 10-Q, for the quarter ended June
               30, 1998 (Seventh).
**4(b)         Form of Supplemental Indenture for the Bonds.
               (filed as Exhibit 4(b) to the Company's
               Registration Statement on Form S-3, File No. 333-
               00255).
    5(a)       Opinion of Laurence M. Hamric, Associate General
               Counsel - Corporate and Securities, of Entergy
               Services, Inc., as to the legality of the
               securities being registered.
**12(a)        Computation of Ratios of Earnings to Fixed Charges
               (filed as Exhibit 12(e) to the Company's Annual
               Report on Form 10-K for the year ended December 31,
               1998).
**12(b)        Computation of Ratios of Earnings to Fixed Charges
               (filed as Exhibit 99(e) to the Company's Quarterly
               Report on Form 10-Q for the period ended September
               30, 1999).
    23(a)      Consent of Laurence M. Hamric, Esq. (included in
               Exhibit 5(a) hereto).
    23(b)      Consent of PricewaterhouseCoopers LLP.
    24         Power of Attorney (included herein at page S-1).
    25(a)      Form T-1 Statement of Eligibility under the Trust
               Indenture Act of 1939, as amended, of Harris Trust
               Company of New York, Corporate Trustee.
    25(b)      Form T-2 Statement of Eligibility under the Trust
               Indenture Act of 1939, as amended, of Mark F.
               McLaughlin, Co-Trustee.
___________________

* Reference is made to a duplicate list of exhibits being filed as a part of the Registration Statement, which list, in accordance with Item 102 of Regulation S-T of the SEC, immediately precedes the exhibits being physically filed with the Registration Statement.

** Incorporated herein by reference as indicated.


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement;

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 27th day of January 2000.

                           ENTERGY NEW ORLEANS, INC.


                           By:  /s/ Steven C. McNeal
                                Steven C. McNeal
                                Vice President and Treasurer


     Each director and/or officer of the registrant whose signature appears below has appointed Steven C. McNeal and Laurence M. Hamric, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also has appointed each such named person as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

Signature                         Title                         Date

/s/ Daniel F. Packer    Chairman of the Board, President   January 25, 2000
Daniel F. Packer        and Chief Executive Officer
                        (Principal Executive Officer)


/s/ C. John Wilder      Director, Executive Vice President January 25, 2000
C. John Wilder          and Chief Financial Officer
                        (Principal Financial Officer)

/s/ Donald C. Hintz     Director                           January 25, 2000
Donald C. Hintz


/s/ Nathan E. Langston  Vice President and                 January 26, 2000
Nathan E. Langston      Chief Accounting Officer
                        (Principal Accounting Officer)

                                                    EXHIBIT 23(c)

               CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 1999, relating to the financial statements and financial statement schedule, which appear in Entergy New Orleans, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts and Legality" in such Registration Statement.


PricewaterhouseCoopers LLP

New Orleans, Louisiana
January 28, 2000